Exhibit T3B.7

RENE BENAVENTE CASH NOTARY PUBLIC Huerfanos 979, 7th floor E-MAIL: notaria@notanabenavente.cl Telephone 26967339 / 29401400 Santiago

Record No. 43,255-2012	BCART/MGH290

OT. 605.466

MINUTES

OF THE SPECIAL SHAREHOLDERS’ MEETING No. 9

OF “BOART LONGYEAR SOCIEDAD ANÓNIMA”

IN SANTIAGO, REPUBLIC OF CHILE, on December 26, 2012, before me, JUAN FRANCISCO ALAMOS OVEJERO, Lawyer, Alternate Notary Public of Notary’s Office No. 45 of Santiago under the charge of Mr. Rene Benavente Cash, with domicile in this city, at calle Huerfanos 979, 7th floor, there appears: Ms. PIA FERTILIO OLMOS, a Chilean citizen, unmarried, lawyer, holder of Identity Card No. 15,644,619-K, with domicile in this city, at Avenida Andrés Bello 2711, 24th floor, Las Condes district, acting on behalf of BOART LONGYEAR COMPANY, a company duly incorporated and existing pursuant to the laws of Utah, United States, with domicile in Salt Lake City, United States, and for the purposes hereof with the same domicile as its representative, and on behalf of LONGYEAR CANADA ULC, a company duly incorporated and existing pursuant to the laws of Alberta, Canada, with domicile in Norte Bahia, Ontario, Canada, and for the purposes hereof with the same domicile as its representative. The appearing party, of legal age and whose identity is evidenced by her identity card, does hereby state as follows: Being duly authorized, she hereby appears to have the following Minutes recorded in a notarized deed: “SPECIAL SHAREHOLDERS’ MEETING No. 9 of BOART LONGYEAR SOCIEDAD ANÓNIMA. In Santiago de Chile, on December 24, 2012, at 10 am, the shareholders of Board Longyear Sociedad Anonima (the “Company” or “Boart Longyear S.A.”) held a Special Shareholders’ Meeting at the company’s offices located at Avenida el Salto 4001, 8th floor, Huechuraba district.

One. ATTENDANCE.

The following shareholders, owners of the number of shares and represented, where appropriate, by the persons indicated below for each of them, attended the meeting:

a) Boart Longyear Company, owner of 9,999 shares, represented by Mr. Ulrich Kienle.

b) Longyear Canada ULC, formerly Boart Longyear Inc., owner of 1 share, represented by Mr. Juan Carlos Cerda.

Therefore, present at the meeting were shareholders who own 10,000 shares, of the same and only series, which are fully paid and comprise all shares issued by the Company, as evidenced by the Stock Ledger the shareholders had before them.

Two. CHAIR.

The meeting was chaired by the President, Mr. Ulrich Kienle, and Mr. Juan Carlos Cerda was especially appointed to serve as Secretary.

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Three. VERIFICATION OF PROXIES.

The Meeting approved, without any objections, the proxy held by Mr. Ulrich Kienle to act on behalf of Boart Longyear Company, and the proxy held by Mr. Juan Carlos Cerda to represent Longyear Canada ULC.

Four. DULY CONVENED MEETING.

Since the shareholders who own 100% of the Company’s shares were present, the President declared this special shareholders’ meeting of Boart Longyear S.A. duly convened.

Five. FORMALITIES REQUIRED PRIOR TO THE MEETING.

The President, showing where appropriate the relevant supporting documents, requested that it be expressly stated in the minutes that the following formalities have been complied with:

a) This meeting was called upon decision of the Company’s board of directors adopted at the meeting held on December 24, 2012.

b) The company dispensed with the publication of notices calling the meeting and other forms of communication, since there was complete certainty that the owners of 100% of the shares issued and entitled to vote would attend this meeting, as they actually did, as permitted by Section 60 of Law No. 18,046 on Corporations.

c) No notice was sent to the Securities and Insurance Superintendence or to the Stock Exchanges since the company is a closely-held corporation.

d) Pursuant to Section 106 of the Regulations on Corporations, the shareholders who attended the meeting signed the record of attendance as provided in such section, which record shall be kept at the Company.

e) The shareholders registered in the relevant record upon commencement of the meeting participated thereat.

Six. NOTARY PUBLIC.

In compliance with the provisions set forth in Section 57 of the Law on Corporations, present at the meeting as from commencement thereof was Notary Public Juan Francisco Alamos Ovejero, Alternate Notary of Notary’s Office No. 45 of Santiago, who would be present throughout the meeting and conduct the certifications provided by law.

Seven. PURPOSE OF THE MEETING.

The President informed that the purpose of the meeting was to submit the following items on the agenda for consideration and approval by the shareholders:

a) Examination of the Company’s position and external auditors reports, and approval or rejection of the Balance Sheet, Annual Report and audited Financial Statements for fiscal year 2011;

b) Allocation of profits for 2011;

c) Appointment of external auditors for fiscal year 2012; and

d) Conversion of the Company into a limited liability company.

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Eight. RESOLUTIONS.

a) Examination of the Company’s position and external auditors reports, and approval or rejection of the Balance Sheet, Annual Report and audited Financial Statements for fiscal year 2011. Following a brief discussion, the meeting unanimously resolved to approve the Company’s annual report, balance sheet and financial statements for fiscal year ended December 31, 2011, the final balances of which, as per the duly audited financial statements, are composed as follows; Paid-up Capital (including appreciation of equity capital): CLP 6,514,481,318. Accumulated profits (losses): CLP 3,502,069,886. Fiscal Year Profits (losses): CLP 1,931,112,750. Total Shareholders’ Equity: CLP 11,947,663,954.

b) Allocation of profits for fiscal year 2011. The Company’s income statement as of December 31, 2011 showed profits for the period comprised between January 1, 2011 and December 31, 2011, in the amount of CLP 1,931,112,750. Following brief deliberations, the meeting unanimously resolved not to declare dividends for such period and to allocate all profits to the accumulated profits account.

c) Appointment of external auditors for fiscal year 2012. Following a brief exchange of views, the meeting unanimously resolved to appoint the company Deloitte Chile as external auditors for fiscal year 2012.

d) Conversion of the Company into a limited liability company. The President stated that the Company’s board of directors, at a meeting held on December 24, 2012, resolved to call this special shareholders’ meeting for the purpose of submitting to its decision the conversion of the Company from a closely-held corporation to a limited liability company named “Boart Longyear Comercializadora Limitada”, maintaining the same legal capacity. The reasons for the conversion of the Company into a limited liability company are mainly related to the need of making the administration of the Company more practical. The current shareholders, Boart Longyear Company and Longyear Canada ULC, would be members of the company upon conversion. The ownership interest of such shareholders in the converted company would be proportional to the number of shares currently held by each of them in “Boart Longyear S.A.” as owners and holders thereof. For such purposes, the president informed the shareholders that, as of the date hereof, the Company’s capital, duly appreciated after the proportional allocation of the equity capital appreciation among the accounts representing the shareholders’ equity as of December 31, 2011, as shown in the balance sheet and duly audited financial statements, amounted to CLP 6,514,481,318, divided into ten thousand registered shares, of the same series and no par value, being fully subscribed for and paid-in. After a brief discussion, the shareholders at the meeting, identified as:

a) Boart Longyear Company, tax ID number in process, represented by Mr. Ulrich Frank Boris Kienle, a German citizen, married, engineer, holder of Identity Card for Foreign Nationals No. 23,267,217-K; and

b) Longyear Canada ULC, tax ID number 59,127,070-2, represented by Mr. Juan Carlos Cerda, a Chilean citizen, married, accountant auditor, holder of Identity Card No. 9,900,869-5; all of them domiciled for the purposes hereof at Avenida el Salto 4,001, 8th floor, Huechuraba district, Santiago, of legal age, and whose identities were evidenced by the aforementioned identity cards produced by them, resolved to proceed with the conversion of the Company as stated above.

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In addition, each of the current shareholders, in their capacity as members of the converted company, resolved that in addition to the resolutions adopted at this meeting, they shall give their consent by appearing at the act of execution of the notarized deed containing the minutes of this special shareholders’ meeting approving the conversion. Thus, the closely-held corporation named “BOART LONYEAR S.A.” was converted into a limited liability company, under the name “Boart Longyear Comercializadora Limitada” pursuant to the terms of Law No. 3,918, as amended.

Such limited liability company shall be governed by the following provisions, which make up the company’s operating agreement, and in case of silence of such provisions, by the statutory provisions of the referred law, the Commercial Code and the Civil Code, in that order of priority. The shareholders’ meeting stated that the board of directors made available to the shareholders the following documents:

a) The draft operating agreement of the company resulting from the conversion; and

b) the proposed swap ratio between the shares in the company and the ownership interests in the company resulting from the conversion, and the terms for the determination of such swap ratio, which documents have not been subject to any objections by the shareholders. Finally, the shareholders’ meeting unanimously resolved to approve the full replacement of the current bylaws of the Company in its capacity as a closely-held corporation, by the new operating agreement of the Company in its capacity as limited liability company, which read as follows:

“BOART LONGYEAR COMERCIALIZADORA LIMITADA”

LIMITED LIABILITY COMPANY OPERATING AGREEMENT.

ONE. Company.

A limited liability company is hereby organized. Such company shall be governed by the provisions set forth herein, which make up the company’s operating agreement, and in case of any matters not contemplated therein, by the provisions of Law No. 3,918, as amended, and other supplementary statutory provisions of the Commercial Code and the Civil Code on the matter, in that order of priority.

TWO. Company Name.

The Company’s name shall be “BOART LONGYEAR COMERCIALIZADORA LIMITADA”, and the abbreviation “BLY Ltda.” may be used for all legal purposes, even before banks.

THREE. Domicile.

The company shall have its domicile in the city of Santiago, without prejudice to any branches or agencies that may be set up in any other cities in the country or abroad, or the special domiciles that may be established for specific acts and contracts.

FOUR. Purpose.

The company’s purpose shall be to engage in the manufacturing, sale, distribution and export of drilling, compressed air and transport equipment and accessories for mining, construction and industrial activities; purchase and sale, import, use and distribution, on its own behalf or on behalf of third parties, of equipment, machinery, elements and materials for such economic activities, provision of advice and rendering of services in the industry, including the

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performance of mining and oil drilling and exploration operations in general, both in third-party and in the company’s own operations; provision of work methods and systems for the mining industry, drilling of tunnels and removal of rocks in civil and mining works. The company may also make investments of any kind, especially in mining companies and related activities, for the purpose of creating new companies, taking part in them as member or shareholder or taking part in joint ventures, and act in general in businesses related to the mining and metal industry. The company may carry out all activities comprised in its purpose, both in Chile and abroad.

FIVE. Capital.

The company’s capital is CLP 6,514,481,318, and the company members hold the following percentage interests:

a) Boart Longyear Company, 99% of the corporate capital, equal to CLP 6,449,336,505, which has been fully paid, and

b) Longyear Canada ULC, 1% of the corporate capital, equal to CLP 65,144,813, which has been fully paid.

SIX. Liability of Members.

The liability of company members shall be limited to the amount contributed by each of them.

SEVEN. Duration of the company.

The term of duration of the company shall be five years as from the date of execution of the deed of organization, which term shall be deemed automatically extended by equal and successive periods of 5 years, unless any member states its intention to terminate the company’s existence upon expiration of the then current term, by means of a statement recorded in a notarized deed, which shall be recorded as a marginal note on the abstract of the deed of organization filed with the Registry of Commerce, at least six months prior to expiration of the then current term or extension.

EIGHT. Management, representation and use of the company name.

The management, representation and use of the company name shall be vested exclusively in the member Boart Longyear Company, in its capacity as sole manager, but without this being an essential condition of the company. For the purpose of validly representing the company, the manager shall place the company name before its signature. To that end, the managing member shall appoint one or more attorneys especially for such purposes by means of a public deed which shall be recorded as a marginal note on the company’s registration. Such attorneys may be granted all or part of the powers referred to in Article Nine below. Such attorney or attorneys may be replaced at the sole discretion of the managing member, as many times as it may deem advisable, without stating any cause and complying in each case with the formalities referred to above.

NINE. Management powers.

The manager appointed in the foregoing section may act in the manner indicated therein, with the broadest powers, being authorized to perform and enter into all acts, contracts,

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agreements, businesses and procedures that may be directly or indirectly related to the company’s business. In addition to the powers referred to above, the manager shall have the powers listed below, without the following enumeration being restrictive but merely illustrative:

1) Enter into promissory contracts.

2) Purchase, sell, exchange and, in general, acquire and dispose of, for whatever reason, any kind of tangible or intangible, real or personal property, including ships and any kind of vessels,

3) Give and take under lease, administration, concession or lease-purchase agreements, any kind of tangible and intangible, real or personal property.

4) Give and take assets under gratuitous bailment or loan for consumption agreements.

5) Give and take money and other assets under bailment.

6) Give and take assets under mortgage, even with general guarantee clauses, and postpone, release and perform the servicing of such mortgages.

7) Give and take personal property, securities, rights, shares and other tangible and intangible assets under pledge, be it a civil or commercial pledge, pledge without transfer of possession, warrants, pledge of securities in favor of banks and other special pledges, and discharge them.

8) Set up and accept simple guarantees and surety bonds, sureties and joint and several guarantees for debts.

9) Enter into transport, charter, exchange, brokerage and settlement contracts.

10) Enter into agreements for the purpose of appointing agents, representatives, commission agents, distributors, concessionaires, or having the company appointed as any of the former.

11) Enter into insurance contracts, being authorized to agree upon insurance premiums, risks, terms and other conditions, collect on policies, endorse and cancel them, and approve and challenge claim settlements.

12) Open business checking accounts, control account transactions, and approve and reject account balances.

13) Enter into agreements to set up and/or take part in companies of any kind or purpose, be them civil or business companies, partnerships, corporations, limited partnerships, limited liability companies, stock companies or companies or any other kind, set up or take part in associations, joint ventures, de facto business associations or any other associations, represent the company with the right to speak and vote in any of them, with powers to modify them, request their dissolution or termination, including early dissolution or termination, express their intention not to continue any of them, file for their liquidation and winding up, carrying out such liquidation or winding up, and, in general, exercise and waive any actions and rights, and perform any and all obligations of the company in its

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capacity as shareholder, partner, member, representative, liquidator, or in any other capacity in such companies, associations, etc.

14) Enter into collective or individual labor contracts, hire workers and employees, hire the services of professionals and technicians, and terminate or request the termination of their respective contracts; represent the company before any labor, tax or social security authority, with all powers required for such purpose, being authorized, among other things, to file requests, make statements, pay taxes and social security contributions and others, give notice of termination and inform of any resignations tendered by workers; and, in general, carry out any such acts as may be advisable in order to comply with labor and social security obligations in force in Chile.

15) Agree upon and amend any kind of covenants and stipulations, whether they are especially contemplated in the laws or not, being authorized to agree upon any provisions, be them essential, inherent to their nature or merely accidental; fix prices, rental payments, fees, remunerations, readjustments, interest, compensations, terms, conditions, duties, powers, times and forms of payment and delivery; identify assets, fix surface areas and mark property boundaries, collect, receive, deliver, agree upon joint and several liability with multiple debtors or joint and indivisible right with multiple creditors, agree upon liquidated-damages clauses and/or fines in favor or against the company, accept or furnish any kind of guarantees, be them security interests or personal guarantees, such as surety bonds, sureties, joint and several guarantees for debts, and any other kind of guarantees in favor or against the company; agree upon prohibitions to dispose of and/or encumber property, exercise or waive any actions, such as actions for annulment, rescission, termination, repossession and similar actions; accept waivers of rights and actions, rescind, terminate, cancel, make novations, render ineffective, terminate or request the termination of contracts, demand the rendering of accounts, approve and object to them, and, in general, exercise all rights and actions to which the company may be entitled.

16) Represent the company before any banks, be them national or foreign, private, state-owned or partly state-owned, with the broadest powers that may be required, give them instructions and commissions of a trustee, open checking, credit and/or deposit accounts, make deposits in, draw and overdraw such accounts, give orders not to pay checks, withdraw checkbooks and loose checks, and close any such accounts, whether in national or foreign currency; approve or object to checking account balances and any other banking transactions; authorize and order transfers, authorize charges on checking accounts, including those related to foreign trade; take out loans in national or foreign currency, whether as simple loans, credits on checking accounts, documentary credits, credits on special accounts, advances against acceptance, lines of credit, or in any other form; lease safe deposit boxes, open or close them and terminate any lease thereof; place or take money or securities in national or foreign currency in deposit, custody or guarantee, and cancel the relevant certificates; contract for letters of credit in national or foreign currency, perform exchange transactions, take out performance bonds, and, in general, conduct any bank transactions, in national or foreign currency.

17) Represent the company in any procedures to be conducted before the National Customs Office, Central Bank of Chile and other authorities, in relation to the import or export of goods, whether on a temporary or permanent basis, In the exercise of these

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powers, and without the following enumeration being restrictive but merely illustrative, the manager may file and sign declarations of entry, import and export, requests for registrations, invoices, supplementary reports, explanation letters, and any kind of documents required by the National Customs Office and or the Central Bank of Chile; take out bank guarantees or endorse guarantee insurance policies, in cases where such guarantees may be appropriate, and request the return of such documents, withdraw and endorse shipping documents; apply for the amendment of the terms under which a specific transaction has been authorized; sign on behalf of the company sworn statements in import and export documents, and, in general, perform all such acts and carry out all such formalities as may be advisable for the fulfillment of the powers granted herein. With regard to the Central Bank of Chile, this power of attorney shall remain in force until its revocation is notified to said Bank by an authenticating officer, unless the company or its attorney uses any other means of communication and the Central Bank of Chile takes note of the revocation of the power of attorney or of the expiration of such power of attorney for any other legal cause.

18) Draw, sign, accept, reaccept, renew, extend, guarantee, endorse for transfer of ownership, collection or guarantee purposes, protest, discount, pay, transfer, extend and dispose in any manner of checks, bills of exchange, promissory notes, payment orders, vouchers and any other commercial or banking documents, be them payable to a specific payee, to order or to barer, in national or foreign currency, and exercise any actions to which the company may be entitled in relation to such documents.

19) Open savings accounts, be them indexed or not, and be them term, demand or conditional accounts, in commercial banks, in Banco del Estado de Chile, or in any other institution subject to public or private law, whether in favor of the company or in favor of its workers, deposit in and draw against such accounts, control account transactions, accept or challenge account balances, and close such accounts.

20) Invest company money, entering for such purposes and on the company’s behalf into any and all agreements as may be appropriate to that end, with any natural or artificial persons subject to public or private law. This power comprises all investments in mortgage bonds, indexed development bonds and any other kind of bonds, indexed savings certificates issued by the Central Bank of Chile, indexed promissory notes of the General Treasury Department of Chile, any other instruments existing in the capital market and, in general, in any other investment, loan for consumption or saving system, whether indexed or not, short, medium or long-term, payable on demand or conditional, that may exist at present or that may arise in the future. In relation to such investments, the manager may open accounts, make deposits therein, withdraw the company’s money in whole or in part and at any time, control account transactions and close such accounts, accept assignments of mortgage loans, compound interest and adjustments in whole or in part and at any time, accept or challenge account balances, and liquidate such investments at any time in whole or in part.

21) Assign and accept assignments of credits, be them payable to a specific payee, to order or to bearer, backed by security interests or personal guarantees or not, and, in general, carry out any transactions with commercial papers, securities, and public and negotiable instruments.

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22) Take out loans, in any form, with credit and/or development institutions and, in general, with any natural or artificial person, subject to public or private law.

23) Pay and, in general, discharge through any means, obligations of the company, and collect through out-of-court procedures any moneys owed to the company on any account by any natural or artificial person, subject to public or private law, including Tax Authorities, government institutions or services, social security agencies, government, quasi-government or autonomous entities, whether in cash or in any other kind of tangible or intangible, real or personal property, or securities.

24) Sign any receipt, acquittance and release, and, in general, sign, execute, issue, amend and countersign any kind of public or private documents, being authorized to include therein any statements it may deem necessary and advisable.

25) Encumber company assets with any right of use, usufruct or right of occupancy, and set up positive and negative easements.

26) Appear before any kind of political, administrative, tax, customs, municipal, foreign trade, court or any other kind of authorities, and before any public or private person, government, quasi-government or autonomous entities or agencies, to make any kind of filings and statements, including those that may be mandatory, amend and waive any of them.

27) Deliver and receive from the Post and Telegraph Offices, Customs Office, government-owned or private companies, and land, sea or air carriage companies, any kind of correspondence, certified or not, mail items, drafts, reimbursements, cargoes, parcels, goods and others, addressed or sent to the company or sent by the latter.

28) Apply on behalf of the company for any kind of administrative concessions of any nature or purpose, and on any kind of tangible or intangible, real or personal property; apply for statements of discovery; participate in proposals and bidding processes and enter into all such contracts as may be necessary for the performance of awarded projects.

29) Register industrial and intellectual property rights, trade names, trademarks and industrial designs, patent inventions, raise objections or request annulments, and, in general, carry out any procedures and formalities as may be appropriate in connection with this matter.

30) Represent the company in all legal proceedings in which the company may have an interest at present or in the future, before any ordinary, special or administrative court, arbitration tribunal or court of any other nature, acting as plaintiff, defendant or third party, of any kind, until full performance of the judgment, being authorized to file any actions, be them ordinary or special, of an enforcement, non-contentious or any other nature. In the exercise of these judicial powers, it shall be authorized to represent the company with all ordinary and extraordinary powers that may be granted under a power of attorney for judicial purposes, being entitled to sue, initiate any other kind of court procedures, be them of a voluntary or contentious jurisdiction, counterclaim, answer counterclaims, abandon at first instance any actions brought, answer complaints, accept complaints filed by another party, waive appeals and statutory terms, answer interrogatories, put the other party on oath and accept accusations made thereby, settle, compromise, grant arbitration powers to

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arbitrators, change venue, take part in settlement or composition procedures, approve agreements, collect and receive, appoint legal counsels and attorneys with all the powers granted herein, being authorized to delegate these powers and resume its duties as many times as may be convenient.

31) Delegate its own powers and grant special powers of attorney, revoke such powers and delegations, and resume such powers.

32) Contract with itself or enter into agreements with itself.

33) In general, carry out all such acts and enter into such contracts as it may deem necessary or advisable in order to fulfill its duties or in furtherance of the company’s interest.

TEN. Annual Balance Sheet.

The company shall make accounting entries in permanent records, in accordance with applicable laws, and such records shall be kept in accordance with the generally accepted accounting principles. The company shall prepare on an annual basis a general balance sheet as of December 31 of each year, which shall be submitted to the consideration of company members for approval.

ELEVEN. Profits, losses and withdrawals.

The company’s profits and losses shall be determined annually based on the company’s general balance sheet, as provided in the foregoing section. Profits and losses shall be distributed among members in such proportion as they may freely determine on each occasion by mutual agreement. If there is no such agreement, profits and losses shall be distributed among all members in proportion to their interests in the company’s capital. It is expressly stated that members shall only bear losses up to the amount of their relevant contributions. Members shall be entitled to make withdrawals on account of future profits, provided that there are no accumulated losses and there is sufficient cash available. In addition, members may, by mutual agreement, decide not to distribute profits, in whole or in part and, in such case, set up reserve funds.

TWELVE. Dissolution.

The company may be early dissolved by agreement of the members and based on any other grounds contemplated by law.

THIRTEEN. Liquidation.

The liquidation of the company shall be conducted by mutual agreement between the members and, if there is no such agreement, by a liquidator, who shall be appointed by the arbitrator referred to in the following section. During liquidation, sections 408, et seq. of the Commercial Code shall apply; thus, this operating agreement shall remain in force and the company shall maintain its legal capacity.

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FOURTEEN. Arbitration.

Any doubts, difficulties or disputes arising among the members, in their capacity as such, or between them and the company or its managers, either during the term of duration of the company or during its liquidation, in connection with this operating agreement or any amendment thereto, as concerns its construction, performance, validity or dissolution, liquidation or any other reason related to the company, shall be settled by an arbitrator who shall decide on procedural matters and on the merits of the dispute (árbitro mixto). Such arbitrator shall render a decision without further recourse by the parties, who expressly waive their right to appeal. The arbitrator shall be appointed by mutual agreement between the interested parties. If there is no agreement or no agreement may be reached on the appointment of the arbitrator, any disputes between the parties referred to above shall be submitted to arbitration, pursuant to the Procedural Arbitration Regulations in force of the Arbitration and Mediation Center of Santiago. The parties grant an irrevocable special power of attorney to Cámara de Comercio de Santiago A.G., so that, upon written request by any of them, it may appoint an arbitrator from among the lawyers comprising the body of arbitrators of the Arbitration and Mediation Center of Santiago. Any request made in this regard shall imply that there is no agreement between the interested parties to appoint an arbitrator. The arbitrator shall be especially empowered to resolve upon any matters under its jurisdiction.

FIFTEEN. Members’ domicile.

For all legal purposes hereunder, the members establish domicile in the city of Santiago.

FIRST TEMPORARY PROVISION.

Grant of powers of attorney for management purposes. Pursuant to Article Eight of the operating agreement, and without it being deemed an integral part thereof, the member Boart Longyear Company, represented as indicated herein, does hereby appoint Mr. Ulrich Kienle, holder of Identity Card for Foreign Nationals No. 23,267,217-K, Mr. Juan Carlos Cerda, holder of Identity Card No. 9,900,869-5, and Mr. Horacio Garcia Masi, holder of Identity Card for Foreign Nationals No. 23,305,308-2, as its attorneys in charge of the management of “Boart Longyear Comercializadora Limitada”, so that, acting individually, they may represent “Boart Longyear Comercializadora Limitada”, with all powers granted in the referred section, which, in addition, are deemed to be transcribed herein.

SECOND TEMPORARY PROVISION.

Powers of deed holder. The holder of an authenticated copy of this deed or the authorized abstract hereof shall be empowered, acting as attorney and on behalf of “Boart Longyear Comercializadora Limitada”, to request such registrations, supplemental registrations, annotations and publications as may be appropriate.

THIRD TEMPORARY PROVISION.

Special power of attorney. A special power of attorney is hereby granted to José Fernando Díaz Calderón, holder of Identity Card No. 8,199,029-8, and Mauricio Enrique Sánchez Madrid, holder of Identity Card No. 8,578,173-1, so that any of them, acting individually and in the name and on behalf of “Boart Longyear Comercializadora Limitada”, may carry out any acts and procedures as may be necessary for the proper operation of the converted company, and

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especially sign and submit any notices of change of corporate form and change of company name before the Chilean Internal Tax Agency and apply for the official stamping and authorizations as may be appropriate in respect of accounting books and other relevant documents, being also authorized to freely delegate this power of attorney to one or more persons and grant special powers of attorney.

FOURTH TEMPORARY PROVISION.

Legal capacity. Pursuant to Section 96 of Law No. 18,046 on Corporations, the company maintains the same legal capacity despite its conversion, thus retaining its rights on all of its assets and its obligations with respect to its liabilities.

FIFTH TEMPORARY PROVISION.

Effective date of conversion. The conversion of the company into a limited liability company shall become effective on the date of registration and publication of the abstract of the notarized deed containing “Boart Longyear S.A.” special shareholders’ meeting minutes held on December 24, 2012. As of such date, all corporate bodies and attorneys of the company, and the powers of attorney currently in force for representation of the company, shall remain in full force and effect.

Nine. EXECUTION AND APPROVAL OF THE MINUTES.

It was unanimously resolved that all shareholders present at this meeting, together with the President and the Secretary, shall sign the meeting minutes, which shall be deemed approved forthwith upon execution thereof, and all resolutions adopted thereby may be immediately performed, without waiting until formal approval thereof by another meeting or requiring any other formality. In addition, the President noted that, considering that the purpose of this special shareholders’ meeting is to discuss the conversion of the Company, it is necessary that each and every shareholder be present when the minutes are recorded in a notarized deed, stating their consent thereto as members of Boart Longyear Limitada. Therefore, all shareholders, in addition to signing these minutes, shall also appear in person or by proxy to the act of execution of the referred notarized deed, in order to comply with the legal provision contained in Section 97, subsection 2 of Law No. 18,046 on Corporations, in accordance with Sections 350 and 354 of the Commercial Code, and Section 2 of Law No. 3,918.

Ten. RECORDING OF THE MINUTES IN A NOTARIZED DEED.

The shareholders’ meeting unanimously resolved to authorize all shareholders of Boart Longyear S.A., now members of Boart Longyear Limitada, so that all of them acting jointly, either personally or by proxy, may have these minutes recorded in a notarized deed in whole or in part; and authorize the holder of an authenticated copy of such deed or of an authenticated abstract of the latter so that they may make such registrations, supplementary registrations, annotations, communications and publications as may be required.

Eleven. SPECIAL POWER OF ATTORNEY.

Each and every shareholder of the company, identified as a) Boart Longyear Company, represented by Mr. Ulrich Frank Boris Kienle, a German citizen, married, engineer, holder of Identity Card for Foreign Nationals No. 23,267,217-K; and b) Longyear Canada ULC, represented

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RENE BENAVENTE CASH NOTARY PUBLIC Huerfanos 979, 7th floor E-MAIL: notaria@notanabenavente.cl Telephone 26967339 / 29401400 Santiago by Mr. Juan Carlos Cerda, a Chilean citizen, married, accountant auditor, holder of Identity Card No. 9,900,869-5, both domiciled for the purposes hereof at Avenida el Salto 4001, 8th floor, Huechuraba district, hereby grant a special power of attorney to Mr. Carlos Pérez-Cotapos Subercaseaux and Ms. Pía Fertilio Olmos, so that any of them, acting jointly or individually, may appear on behalf of the company to have these meetings recorded in a notarized deed, expressing their consent as members of the new company Boart Longyear Limitada, in order to comply with the legal provision set forth in Section 97, subsection 2 of Law No. 18,046 on Corporations. There being no further business to transact, the meeting was adjourned at 11:00 am. There follow the signatures of Ulrich Kienle, on behalf of Boart Longyear Company, President; and Juan Carlos Cerda, on behalf of Longyear Canada ULC, Secretary.

NOTARIAL CERTIFICATION.

The undersigned Notary Public does hereby certify that: he was present at the Shareholder’s Meeting held on the date, time and at the place indicated herein; the persons who attended the meeting were present in person and/or by proxy, as indicated herein; the foregoing Minutes are a true transcription of everything that occurred and all resolutions adopted at the shareholders’ meeting. Santiago, December 24, 2012. There follows a signature and a seal of Mr. Juan Francisco Alamos Ovejero, Alternate Notary Public”. This is in accordance with the relevant Minutes Book which I have had before me. In witness whereof, and having read the contents hereof, these presents are executed and signed by the appearing party and the attesting Notary Public. A copy is issued. I ATTEST.

[Signature]

PIA FERTILIO OLMOS

[Signature]

[Seal:] I HEREBY CERTIFY that this document, which is composed of 13 pages, is a true copy of its original. Santiago, December 28, 2012. [Signature] Juan Fco. Alamos Ovejero. Alternate Notary Public of Notary’s Office No. 45

[Handwritten at the bottom:] R 43255-2012. 26-12-2012

[Overleaf:] [Seal:] PAGE INTENTIONALLY LEFT BLANK. Signature. [Seal:] Notary Rene Benavente Cash. Juan Fco. Alamos Ovejero. Alternate Notary. Santiago.

[Seal on the left margin of all pages:] Notary Rene Benavente Cash. Juan Fco. Alamos Ovejero. Alternate Notary. Santiago.

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